As filed with the Securities and Exchange Commission on December 1 , 2006

SEC File No. ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Registration Statement
Under the Securities Act of 1933

GOLD RESOURCE CORPORATION
(Exact name of registrant as specified in its charter)

          Colorado                                                    84-1473173
(State or other jurisdiction of      (I.R.S. Employer
incorporation or organization)      Identification No.)

222 Milwaukee Street, Suite 301, Denver, Colorado 80206
(303) 320-7708
(Address of Principal Executive Offices and Zip Code)

GOLD RESOURCE CORPORATION
NON-QUALIFIED STOCK OPTION AND STOCK GRANT PLAN
(Full title of the plan)

____________

William W. Reid, President
Gold Resource Corporation
222 Milwaukee Street, Denver, Colorado 80206
(303) 320-7708
(Name, address and telephone number of agent for service)
____________

With a copy to:
David J. Babiarz, Esq.
Jessica M. Browne, Esq.
Dufford & Brown, P.C.
1700 Broadway, Suite 2100
Denver, Colorado 80290-2101
(303) 861-8013

Approximate date of commencement of proposed sale to public: This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

Calculation of Registration Fee

Title of each class of securities to be registered	Proposed maximum amount to be registered	Proposed maximum offering price per unit (1)	Amount of aggregate offering price	Total registration fee
Common Stock, $0.001 par value	6,000,000	$1.625	$9,750,000	$1043.25

_________________

(1) Calculated in accordance with Rule 457(c) and (h) of the regulations promulgated under the Securities Act of 1933.

EXPLANATORY NOTE

This registration statement is being filed to register 6,000,000 shares of common stock, $0.001 par value, of Gold Resource Corporation authorized under the Gold Resource Corporation Non-Qualified Stock Option and Stock Grant Plan (the “Plan”) and includes a reoffer prospectus prepared in accordance with General Instruction C to Form S-8 and Part I of Form S-3, which may be used for the offer and sale of securities registered hereunder by certain officers and directors of Gold Resource Corporation who may be deemed to be “affiliates” of Gold Resource Corporation as that term is defined in Rule 405 under the Securities Act of 1933. The reoffer prospectus also includes restricted securities received prior to the filing of this registration statement under the Plan by a shareholder who is not an “affiliate.” The amount of shares to be offered or resold by means of the reoffer prospectus contained herein by each selling shareholder (and any other person with whom such selling shareholder is acting in concert for the purpose of selling such shares), may not exceed, during any three-month period, the amount specified in Rule 144(e) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2 of Form S-8, will be sent or given to any recipient of a stock option or stock award in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The reoffer prospectus follows this paragraph.

R E O F F E R     P R O S P E C T U S

GOLD RESOURCE CORPORATION

2,240,000 shares of Common Stock,
$0.001 par value

This prospectus relates to 2,240,000 shares of common stock, $0.001 par value per share, which may be offered from time to time by the selling shareholders identified in this prospectus under the heading “SELLING SHAREHOLDERS.” Gold Resource Corporation (hereinafter referred to as “Gold Resource,” “we,” “our” or “us”) will not receive the proceeds from the sale of the shares. The shares may be offered by the selling shareholders from time to time: (i) in transactions in the over the counter market, on an automated inter-dealer system or national securities exchange on which shares of our common stock may be listed, in negotiated transactions, or a combination of such methods; and (ii) at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The selling shareholders may effect these transactions by selling the shares to or through securities broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the shares for whom broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See “SELLING SHAREHOLDERS” and “PLAN OF DISTRIBUTION” in this prospectus. Selling shareholders may also sell such shares pursuant to Rule 144 under the Securities Act of 1933, as amended (“Securities Act”) if the requirements for the availability of such rule have been satisfied.

Of the total shares included in this prospectus, 2,000,000 are defined as “control securities” under the Securities Act. Of those 2,000,000 shares, 1,900,000 shares will be issued to the selling shareholders upon exercise of options granted to them under our Non-Qualified Stock Option and Stock Grant Plan (the “Plan”) and 100,000 shares were issued to a director as a stock grant award. The remaining 240,000 shares included in this prospectus are “restricted securities” as defined in the Securities Act and are held by a selling shareholder who exercised options under the Plan prior to the filing of the registration statement of which this prospectus forms a part. This prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales to the public by selling shareholders on a delayed or continuous basis without restriction.

We have agreed to bear all expenses (other than underwriting discounts, selling commissions, and underwriter expense allowance, and fees and expenses of counsel and other advisers to the selling shareholders) in connection with the registration and sale of the shares being offered by the selling shareholders.

Effective September 14, 2006 our common stock began trading in the over the counter market and quoted on the Bulletin Board maintained by the National Association of Securities Dealers (the “OTCBB”) under the symbol “GORO.” On November 30, 2006, the last reported sale price of our common stock was $1.62 per share.

These securities are speculative and involve a high degree of risk. See Risk Factors beginning at page 7.

Since we do not currently meet the registrant requirements for use of Form S-3, the amount of common stock which may be resold by means of this prospectus by each of the selling shareholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company must not exceed, in any three-month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2006

ADDITIONAL AVAILABLE INFORMATION

The registration statement (including any post-effective amendments) that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities the selling shareholders may offer under this prospectus.

The public may read and copy any materials we file with the Securities and Exchange Commission (the “SEC”) at the SEC’s Public Reference Room at 100 F Street, N.E, Washington, DC 20549. The public may obtain more information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner of securities, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the prospectus incorporates). Requests should be directed to:

Gold Resource Corporation
222 Milwaukee Street, Suite 301
Denver, Colorado 80206
Telephone number: (303) 320-7708
Attention: William W. Reid, President

   The following documents filed with the SEC (File Number 333-129321) are hereby incorporated by reference into this prospectus:

1. Our prospectus filed pursuant to Rule 424(b)(3) dated May 15, 2006;

2. Our Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2006;

3. Our Current Report on Form 8-K dated June 20, 2006;

4. Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;

5. Our Current Report on Form 8-K dated September 19, 2006; and

6. Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006.

   All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SUMMARY

The following information summarizes information found in this prospectus and the documents incorporated by reference in this prospectus. It does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the sections entitled “RISK FACTORS” and “DOCUMENTS INCORPORATED BY REFERENCE.”

About the Company

We are an exploration stage company organized in Colorado on August 24, 1998 to search for gold and silver. We currently have an interest in two properties located in Mexico, one known as the El Aguila project and one known as the El Rey project. In October 2002, we leased some mineral claims in the State of Oaxaca, Mexico, designated the El Aguila project. These claims cover approximately 1,896 hectares (4,685 acres) and are located in the historic San Jose de Gracia mining district in the State of Oaxaca. The El Aguila project is an exploration property in which we lease a 100% interest. Since acquiring that interest, we have drilled approximately 6,700 meters (21,981 feet) of test holes in one section of the property and have encountered gold and silver mineralized material. We are continuing our exploration efforts on this property.

In 2005, we obtained some additional mineral claims in the Mexican State of Oaxaca which we call the El Rey project. The El Rey project is an exploration stage property in which we acquired mineral claims by filing mineral concessions with the Mexican government. We have conducted very limited exploration of this property to date.

We are an exploration stage company, and there is no assurance that a commercially viable mineral deposit exists on either of our properties. Additional exploration will be required before a final evaluation as to the economic and legal feasibility is determined. There is no assurance that the proceeds of this offering will be successful to complete necessary exploration, evaluation and feasibility studies.

In August 2006, we completed our initial public offering. We sold 4,600,000 shares of our common stock for cash proceeds of $4,351,200 (net of finders’ fees of $248,800). Effective September 14, 2006, our common stock began trading on the OTCBB under the symbol “GORO.”

Our operations in Mexico are conducted through our wholly-owned Mexican subsidiaries, Don David Gold, S.A. de C.V. and Golden Trump S.A. de C.V. All references to us or our company in this prospectus include our subsidiaries.

Our principal executive offices are located at 222 Milwaukee Street, Suite 301, Denver, Colorado 80206, and our telephone number is (303) 320-7708.

Summary Financial Data

The following table presents certain selected historical consolidated financial data about our company. Historical consolidated financial information as of and for the year ended December 31, 2005 and 2004 has been derived from our consolidated financial statements, which have been audited by Stark Winter Schenkein & Co., LLP, our independent registered public accounting firm. Historical consolidated financial information as of and for the nine months ended September 30, 2006 and 2005 have been derived from our unaudited consolidated financial statements.

You should read the data set forth below in conjunction with our financial statements and related notes incorporated by reference in this prospectus.

	Balance Sheet Data
	September 30,	December 31,
	2006	2005
	(unaudited)
Cash and Cash Equivalents	$3,298,609	$176,182
Total Assets	3,342,279	246,980
Current Liabilities	290,519	33,607
Total Liabilities	290,519	33,607
Shareholders’ Equity	3,051,760	213,373

	Operating Data
	Nine months ended September 30,		Year ended December 31,
	2006	2005	2005	2004
	(unaudited)
Other Revenue	$7,954	$3,311	$6,174	$113
General and Administrative Expenses	781,090	103,142	286,219	27,732
Stock Compensation	516,350	87,500	87,500	500,000
Property Acquisition Related Costs	100,000	95,796	103,548	68,591
Exploration Costs	361,735	393,783	739,570	257,383
Net Comprehensive (Loss)	(1,764,163)	(680,662)	(1,217,711)	(853,666)
Net (Loss) per Share	$(0.09)	$(0.04)	$(0.08)	$(0.08)

RISK FACTORS

Investment in our common stock involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business may suffer.

Risk Relating to Our Company

Since we are a new business with no operating history, investors have no basis to evaluate our ability to operate profitably. We were organized in 1998 but have had no revenue from operations since our inception. Our activities to date have been limited to organizational efforts, raising financing, acquiring mining properties and conducting limited exploration. We face all of the risks commonly encountered by other new businesses, including the lack of an established operating history, need for additional capital and personnel, and intense competition. There is no assurance our business plan will be successful.

The report of our independent accountants on our financial statements for the year ended December 31, 2005 includes a "going concern" qualification, meaning that there is substantial doubt about our ability to continue in operation. The report cited the following factors in support of our accountant's conclusion: (i) the substantial losses we incurred for the years ended December 31, 2005 and 2004; (ii) our lack of operating revenue; and (iii) our dependence on sale of equity securities and receipt of capital from outside sources to continue in operation. From inception to September 30, 2006, we have accumulated a loss of $5,673,478. If we are unable to obtain additional financing or eventually produce revenue, we may be forced to sell our assets, curtail or cease operations. In any event, investors in our common stock could lose all or part of their investment.

      The probability of an individual prospect having reserves is extremely remote. Therefore, in all likelihood, our properties do not contain any reserves, and any funds spent by us on exploration will probably be lost. A “reserve,” as defined by regulation of the SEC, is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Statistically, most mineral prospects do not contain reserves which can be economically extracted. For this reason, it is unlikely that our properties contain any reserves. The funds we have spent on exploration, as well as funds which we might spend in the future, will probably be lost.

We are dependent upon receipt of additional working capital to fund our business plan. We may require additional capital for exploration of one or both of our existing properties, or acquisition of additional properties. If our exploration program proves successful, we will require significant additional capital to fund development of the El Aguila project and to construct a mill in order to place it into production. In addition, we will require additional working capital to fund operations pending sale of any gold or other precious metals. While we completed our initial public offering on August 17, 2006 for net proceeds of $4,351,200, we have allocated approximately $3 million for future exploration costs and anticipate we will need to obtain additional financing from outside sources within the next 12 months in order to continue to fund our business needs.

We have no proved or probable reserves, meaning there is no assurance that we can economically produce gold or other precious minerals from our properties. In order to demonstrate the availability of proved or probable reserves, it will first be necessary for us to continue exploration to demonstrate the availability of sufficient mineralized material. Exploration is inherently risky, with few properties ultimately proving economically successful. If our exploration efforts are successful, it will then be necessary for us to engage an outside engineering firm to assess geological and other data and develop an economic model demonstrating commercial feasibility of the property. This feasibility study will require significant additional time and investment. There is no assurance we can economically produce gold or other precious metals from our properties.

At the present time, we are totally dependent upon production of gold or other precious metals from two properties, raising the risk if either or both of those properties should prove unproductive. Since we have never produced gold or other precious metals from either of our properties, and since we have no proved or probable reserves, there is no assurance that gold or other precious metals can be economically produced under existing and future costs and expenses. If we are unable to economically produce gold from either or both of these properties, we would be forced to identify and invest substantial sums in one or more additional properties, and there is no assurance that such properties would be available on terms favorable to us.

Our properties are located in Mexico and are subject to changes in political conditions and regulations in that country. Our existing properties are located in Mexico. In the past, Mexico has been subject to political instability, changes and uncertainties which may cause changes to existing government regulations affecting mineral exploration and mining activities. Civil or political unrest could disrupt our operations at any time. Our mineral exploration and mining activities in Mexico may be adversely affected in varying degrees by changing governmental regulations relating to the mining industry or shifts in political conditions that increase the costs related to our activities or maintaining our properties. Finally, Mexico's status as a developing country may make it more difficult for us to obtain required financing for our project.

Our business operations may be adversely affected by social and political unrest in Oaxaca. The property which we are currently exploring for mineralization is located in the State of Oaxaca, Mexico.  Oaxaca City, the capital of the State of Oaxaca, is currently experiencing escalating social and political unrest. Certain civilian groups seeking political reform have staged protests and demonstrations around various locations in Oaxaca City, including schools, government offices and major roadways and violence in the area is increasing. Although our property is located roughly one and one half hour's drive from Oaxaca City, these events may still negatively impact our business operations.  Our exploration program may be interrupted if we are unable to hire qualified personnel or if we are denied access to the site where our property is located. We may also be required to make additional expenditures to provide increased security in order to protect property or personnel located at our exploration site. Significant delays in exploration or increases in expenditures will likely have a material adverse affect on our financial condition and results of operations.

Our ability to continue exploration and extract any minerals that we discover is subject to payment of concession fees and royalties and if we fail to satisfy these requirements, we may lose our interest in the properties. Mining concessions in Mexico are subject to payment of concession fees to the federal government or lease payments to the owner of the concessions. Additionally, our lease for the El Aguila project is subject to a net smelter return royalty of 4% where production is sold in the form of gold/silver doré and 5% where production is sold in concentrate form. Our failure or inability to pay the concession fees to the government may cause us to lose our interest in one or both of our properties. The requirement to pay royalties to the owner of the lease at our El Aguila property will reduce our profitability if we commence commercial production of gold or other precious metals.

Our ability to develop our property, even if warranted by exploration results, is subject to the rights of the Ejido (local inhabitants) to surface use for agricultural purposes. If we are successful in discovering sufficient amounts of mineralized material to warrant production, our ability to mine minerals is subject to making satisfactory arrangements with the Ejido for access and surface disturbances. Ejidos are groups of local inhabitants who were granted rights to conduct agricultural activities on the property. We must negotiate a satisfactory arrangement with these inhabitants in order to disturb or discontinue their rights to farm. Our inability to successfully negotiate such agreements could impair or impede our ability to successfully mine the properties.

The volatility of the price of gold could adversely affect our future operations and, if warranted, our ability to develop our properties. The commercial feasibility of our properties and our ability to raise funding to conduct continued exploration and development if warranted, is dependent on the price of gold and other precious metals. The price of gold may also have a significant influence on the market price of our common stock and the value of our properties. Our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before the first revenue from production would be received. A decrease in the price of gold may prevent our property from being economically mined or result in the writeoff of assets whose value is impaired as a result of lower gold prices. The price of gold is affected by numerous factors beyond our control, including inflation, fluctuation of the United States Dollar and foreign currencies, global and regional demand, the sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world. During the last five years, the average annual market price of gold has fluctuated between $271 per ounce and $445 per ounce, as shown in the table below. Although it is possible for us to protect some price fluctuations by hedging in certain circumstances, the volatility of mineral prices represents a substantial risk, which no amount of planning or technical expertise can eliminate.

2001	2002	2003	2004	2005
$271	$310	$364	$406	$445

Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete. Competition in the mining industry for desirable properties, investment capital and personnel is intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for properties on a global basis. We are an insignificant participant in the gold mining industry due to our limited financial and personnel resources. We may be unable to attract the necessary investment capital to fully explore and if warranted, develop our properties and unable to acquire other desirable properties.

An adequate supply of water may not be available to complete desired development of our property. If we make a discovery sufficient enough to warrant putting our property into production, we will require additional amounts of water for our operations. We would be required to pump water from the Totolapam River to any facility we may construct on our property. Water rights are owned by the Mexican nation and administered by the Comision Nacional de Agua (“CNA”), an agency of the Mexican government. The CNA has granted water concessions to private parties throughout the area defined as the Oaxaca Hydrologic Basin, however, there is no assurance that we will be granted such concessions. Accordingly, we may not have access to the amount of water needed to operate a mine at the property.

Since most of our expenses are paid in Mexican pesos, and we anticipate selling any production from our properties in United States dollars, we are subject to adverse changes in currency values that will be difficult to prevent. Our operations in the future could be affected by changes in the value of the Mexican peso against the United States dollar. At the present time, since we have no production, we have no plans or policies to utilize forward sales contracts or currency options to minimize this exposure. If and when these measures are implemented, there is no assurance they will be cost effective or be able to fully offset the effect of any currency fluctuations.

Our activities in Mexico are subject to significant environmental regulations, which could raise the cost of doing business. Mining operations are subject to environmental regulation by SEMARNAT, the environmental protection agency of Mexico. Regulations require that an environmental impact statement, known in Mexico as a Manifiestacion de Impacto Ambiental, be prepared by a third party contractor for submission to SEMARNAT. Studies required to support this impact statement include a detailed analysis of many subject areas, including soil, water, vegetation, wildlife, cultural resources and socio-economic impacts. We may also be required to submit proof of local community support for a project to obtain final approval. Significant environmental legislation exists in Mexico, including fines and penalties for spills, release of emissions into the air, seepage and other environmental damage.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses. Exploration for minerals is highly speculative and involves greater risk than many other businesses. Our operations are subject to all of the operating hazards and risks normally incident to exploring for mineral properties, such as, but not limited to:

•	encountering unusual or unexpected formations;
•	environmental pollution;
•	personal injury, flooding and landslides;
•	variations in grades of ore;
•	labor disputes; and
•	decrease in value of reserves due to a lower gold price.

We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown on our investment in such property interest. All of these factors may result in losses in relation to amounts spent which are not recoverable.

      If we lose any of our existing employees or consultants, there is no assurance that we would find a suitable replacement on acceptable terms. If either of our current employees or our principal consultant in Mexico were to die, become disabled or leave the company, we would be forced to identify and retain individuals to replace them. Messrs. William and David Reid are our only employees at this time. Jose Perez Reynoso is our consultant in Mexico who oversees our properties and operations. There is no assurance that we can find suitable individuals to replace them or to add to our employee base if that becomes necessary. We are entirely dependent on these individuals as our only personnel at this time. We have no life insurance on any individual at this time, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

In the event of a dispute regarding title to our property or any facet of our operations, it will likely be necessary for us to resolve the dispute in Mexico, where we would be faced with unfamiliar laws and procedures. The resolution of disputes in foreign countries can be costly and time consuming, similar to the situation in the United States. However, in a foreign country, we face the additional burden of understanding unfamiliar laws and procedures. We may not be entitled to a jury trial, as we might be in the United States. Further, to litigate in any foreign country, we would be faced with the necessity of hiring lawyers and other professionals who are familiar with the foreign laws. For these reasons, we may incur unforeseen losses if we are forced to resolve a dispute in Mexico or any other foreign country.

While we believe we have adequate internal controls over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common stock. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that we will be required to furnish a report by our management on internal controls for the fiscal year ending December 2007. Such a report must contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting, including a statement as to whether or not our internal controls are effective. This assessment must include disclosure of any material weaknesses in our internal controls over financial reporting identified by our management. Such a report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. While we believe our internal controls over financial reporting are effective, we are still constructing the system, processing documentation and performing the evaluations needed to comply with Section 404, which is both costly and challenging. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. If we are unable to assert that our internal controls over financial reporting are effective, or if we disclose significant deficiencies or material weaknesses in our internal controls, investors could lose confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

The laws of the State of Colorado and our Articles of Incorporation may protect our directors from certain types of lawsuits. The laws of the State of Colorado provide that our directors will not be liable to us or our shareholders for monetary damages for all but certain types of conduct as directors of the company. Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Risks Relating to Our Common Stock

The sale of a substantial number of shares of our common stock may cause the price of our common stock to decline. In addition to the 2,240,000 shares of common stock that may be offered by the selling shareholders from time to time under this prospectus, we filed a registration statement with the SEC that was declared effective on May 15, 2006 to qualify the resale of approximately 8.9 million shares of common stock from time to time. Additionally, a large number of shares of our common stock will become eligible for sale in the future under Rule 144. Under Rule 144, and under certain circumstances, an owner is permitted to sell every three months the greater of: (i) 1% of the amount of our outstanding common stock, or (ii) the average weekly trading volume of our common stock for the four weeks preceding the sale. It is likely that market sales of large amounts of common stock (or the potential for those sales even if they do not actually occur) may cause the market price of our common stock to decline, which may make it difficult to sell our common stock in the future at a time and price which we deem reasonable or appropriate and may also cause you to lose all or a part of your investment.

The sale of our common stock by the selling shareholders may depress the price of our common stock due to the limited trading market which exists. Due to a number of factors, including the lack of listing of our common stock on a national securities exchange, the trading volume in our common stock is limited. Since we were approved for trading on the OTCBB on September 14, 2006, our trading volume has averaged approximately 60,000 shares per day. As a result, the sale of a significant amount of common stock by the selling shareholders may depress the price of our common stock. As a result, you may lose all or a portion of your investment.

A small number of existing shareholders own a significant amount of our common stock, which could limit your ability to influence the outcome of any shareholder vote. Our executive officers and directors, beneficially own approximately 40% of our common stock as of the date of this prospectus. Under our Articles of Incorporation and Colorado law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action. As a result, these individuals will be able to influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions. We have no existing agreements or plans for mergers or other corporate transactions that would require a shareholder vote at this time. However, shareholders should be aware that they may have limited ability to influence the outcome of any vote in the future.

Since our common stock is not presently quoted on Nasdaq or listed on a stock exchange, trading in our shares will likely be subject to rules governing "penny stocks," which will impair trading activity in our shares. Our common stock may be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document required by the SEC. These rules also require a cooling off period before the transaction can be finalized. These requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

A contract right allowing one of our largest shareholders the first opportunity to purchase any common stock offered by us in the future may result in a change in control. Under the terms of an agreement entered into with one of our largest shareholders, we are obligated to offer this entity the first right to purchase our common stock in any future offering until August 2008. The holder of this right is Heemskirk Consolidated Limited ("Heemskirk"). If Heemskirk exercises this right in connection with any future offering of our common stock, the percentage interest in our company owned by it could increase. This may result in a change in control and could allow Heemskirk the ability to influence the management or policies of our company. For example, if Heemskirk acquires enough stock to become the holder of a majority of our outstanding voting stock, it could elect the entire Board of Directors. Even if it does not acquire an absolute majority of our stock but increases its voting interest in the company, it could wage a proxy battle and influence who our Board of Directors nominates as directors in the future. These and other events could have the effect of changing the way that our company is operated.

      Our stock price may be volatile and as a result you could lose all or part of your investment. In addition to volatility associated with over the counter securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

• Changes in the worldwide price for gold;
• Disappointing results from our exploration efforts;
• Failure to meet our revenue or profit goals or operating budget;
• Decline in demand for our common stock;
• Downward revisions in securities analysts' estimates or changes in general market conditions;
• Technological innovations by competitors or in competing technologies;
• Investor perception of our industry or our prospects; and
• General economic trends

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

Issuances of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock, if a public trading market develops. We have the authority to issue up to 60,000,000 shares of common stock, 5,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. Because our common stock is not currently quoted in Nasdaq or listed on an exchange, we are not required to solicit shareholder approval prior to issuing large blocks of our stock. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval. Because trading in our common stock is limited, the issuance of our stock may have a disproportionately large impact on its price compared to larger companies.

We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future. We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends for the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our future business plans and strategies, the proposed exploration and development of our property, the receipt of working capital, future revenues and other statements that are not historical in nature. In this prospectus, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.

In addition to the specific factors identified under “RISK FACTORS” above, other uncertainties that could affect the accuracy of forward-looking statements include:

• decisions of foreign countries and banks within those countries;
• technological changes in the mining industry;
• our costs;
• the level of demand for our products;
• changes in our business strategy;
• interpretation of drill hole results and the geology, grade and continuity of mineralization;
• the uncertainty of reserve estimates and timing of development expenditures; and
• commodity price fluctuations.

This list, together with the factors identified under “RISK FACTORS,” is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus. We do not intend to update these forward looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

Prospective investors are urged not to put undue reliance on forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of shares of common stock pursuant to this prospectus. Of the total amount of shares which may be offered pursuant to this prospectus, 1,900,000 shares underlie stock options granted under our Plan. We will receive proceeds from the exercise of these outstanding stock options upon their exercise based on the exercise price of the options, of which 1,400,000 options may be exercised for $0.25 per share and 500,000 options may be exercised for $1.00 per share. If all stock options were exercised, we would receive aggregate proceeds of $850,000. All proceeds, if any, from the exercise of these options will be added to our working capital.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 2,240,000 shares offered through this prospectus. The shares offered by the selling shareholders consist of 1,900,000 shares which may be issued upon exercise of outstanding stock options and 340,000 shares of common stock that are currently outstanding and that may be sold from time to time.

The following table provides, as of November 30, 2006, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1. the number of shares owned by each selling shareholder prior to this offering;

2. the total number of shares that are to be offered by each selling shareholder;

3. the total number of shares that will be owned by each selling shareholder upon completion of the offering; and

4. the percentage of shares owned by each selling shareholder upon completion of the offering.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to “Number of Shares Beneficially Owned Prior to the Offering” includes the shares issuable upon exercise of the stock options held by the selling shareholders that are exercisable within 60 days of the date of this prospectus. The “Number of Shares that may be Offered” includes the shares that may be acquired by the selling shareholders pursuant to the exercise of stock options granted to the selling shareholders pursuant to our Plan. Information with respect to “Common Stock Beneficially Owned After the Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the selling shareholders. The percentage of common stock to be owned upon completion of the offering is based on 23,504,852 shares of common stock outstanding as of November 30, 2006. Except as described below and to our knowledge, such selling shareholder beneficially owns and has sole voting and investment power over all shares.

Because the selling shareholders may offer all, some or none of the shares pursuant to the offering contemplated by this prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of common stock that will be held upon termination of this offering.

The following table contains information for the selling shareholders offering 2,240,000 shares pursuant to the Plan:

Name of Selling Shareholder(1)	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares that may be Offered	Common Stock Beneficially Owned After the Offering
			Number	Percent (%)
William W. Reid(2)	5,219,606(5)(6)	800,000(5)	4,419,606(6)	18.2
David C. Reid(2)	4,311,539(7)	600,000(7)	3,711,539	15.4
Bill M. Conrad(3)	600,000(8)	600,000(8)	0	0
William F. Pass(4)	1,561,207	240,000	1,321,027	5.6
___________________________
(1) Except as otherwise indicated, the address of each beneficial owner is c/o Gold Resource Corporation, 222 Milwaukee Street, Suite 301, Denver, Colorado 80206.
(2) Officer and director.
(3) Director.
(4) Former consultant whose address is 2201 Kipling Street, Suite 100, Lakewood, Colorado 80215.
(5) Includes 800,000 shares underlying options which are exercisable as of the date of this prospectus.
(6) Includes 2,200,000 shares owned by the reporting person’s spouse, of which he disclaims beneficial ownership.
(7) Includes 600,000 shares underlying options, which are exercisable as of the date of this prospectus.
(8) Includes 500,000 shares underlying options, which are exercisable as of the date of this prospectus.

Each selling shareholder has purchased or will acquire our common stock for investment and with no present intention of distributing or reselling such shares unless registered for resale. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their shares when they deem appropriate, we have filed a Form S-8 registration statement with the SEC of which this prospectus forms a part with respect to the resale of the shares from time to time in the over the counter market or in privately negotiated transactions. We have agreed to prepare and file such amendments and supplements to the registration statement and to keep the registration statement effective until all the shares offered hereby have been sold pursuant thereto, until such shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the selling shareholders. Sales of shares under this prospectus by the selling shareholders, and any other person with whom he or she is acting in concert for the purpose of selling our common stock, must not exceed, in any three-month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

Certain of the selling shareholders, their associates and affiliates may from time to time perform services for our company or its subsidiaries in the ordinary course of business.

PLAN OF DISTRIBUTION

The shares offered hereby may be sold from time to time to purchasers directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer the shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom they may act as agents. The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares by them deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify any broker or dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act.

The shares offered in this prospectus may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national or international securities exchange or quotation service on which the shares may be listed or quoted at the time of sale; (ii) in the over the counter market; (iii) in transactions otherwise than on such exchanges or in the over the counter market; or (iv) through the writing of options. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

In addition to selling their shares under this prospectus, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. Any selling shareholder who uses this prospectus to sell his shares will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock. The selling shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling shareholders. This may affect the marketability of our common stock.

All expenses of the registration of the shares will be paid by us, including, without limitation, SEC filing fees and expenses and compliance with state securities or "blue sky" laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 60,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 per share. As of November 30, 2006, we had 23,504,852 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

The following discussion summarizes the rights and privileges of our capital stock. This summary is not complete, and you should refer to our Articles of Incorporation, as amended, a copy of which is filed with the SEC as an exhibit to our registration statement dated October 28, 2005.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding common stock is, and all common stock offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.

Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company. However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.

The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds, subject to the preferential rights of the holders of any outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

Preferred Stock

Our Articles of Incorporation vest our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and our Articles of Incorporation in respect to, among other things, (i) the number of shares to constitute such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (iii) whether preferred stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation; (v) sinking fund or other provisions, if any, for redemption or purchase of preferred stock; (vi) the terms and conditions by which preferred stock may be converted, if the preferred stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any. As of the date of this prospectus, we have not designated or authorized any preferred stock for issuance.

Restrictions on Future Sales of Our Common Stock

Under the terms of an agreement entered into with one holder of our common stock, we are obligated to offer Heemskirk Consolidated Limited the first right to purchase our common stock in any future offering until August 2008. We do not believe the terms of this arrangement will affect the market for our common stock or our future operations. However, it provides the holder the ability to preserve or increase its percentage interest in our company.

Transfer Agent

We have appointed Corporate Stock Transfer, Inc. ("CST") in Denver as transfer agent for our common stock. CST is located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 and its telephone number is (303) 282-4800.

LEGAL MATTERS

The validity of the shares of common stock offered hereby by will be passed upon for us by Dufford & Brown, P.C., Denver, Colorado.

EXPERTS

Our financial statements as of December 31, 2005 and for the two years then ended have been incorporated in this prospectus in reliance on the report of Stark Winter Schenkein & Co., LLP, our independent registered public accounting firm. These financial statements have been incorporated herein on the authority of this firm as an expert in auditing and accounting.

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY OF THE TIME SUBSEQUENT TO ITS DATE. HOWEVER, THE COMPANY HAS UNDERTAKEN TO AMEND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE THEREOF WHICH INDIVIDUALLY OR IN THE AGGREGATE REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT. IT IS ANTICIPATED, HOWEVER, THAT MOST UPDATED INFORMATION WILL BE INCORPORATED HEREIN BY REFERENCE TO THE COMPANY'S REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "DOCUMENTS INCORPORATED BY REFERENCE."

ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.
2,240,000 Shares GOLD RESOURCE CORPORATION Common Stock
TABLE OF CONTENTS

Caption
Additional Available Information        5
Documents Incorporated by Reference    5
Summary                         6
Risk Factors                    7
Forward-Looking Statements           14
Use of Proceeds                                          14
Selling Shareholders                   14
Plan of Distribution                     16
Description of Capital Stock             17
Legal Matters                       18
Experts                                                        18
____________ PROSPECTUS ____________

December 1, 2006

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

Included in prospectus.

ITEM 4. Description of Securities.

Included in prospectus.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Colorado Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the Act. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•	any breach of the duty of loyalty to us or our stockholders,
•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
•	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions,
•	violations of certain laws, or
•	any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the Articles.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

The following exhibits are filed with this registration statement:

Number         Description of Exhibits

  5        Opinion of Dufford & Brown, P.C.

23.1                 Consent of Stark Winter Schenkein & Co., LLP.

23.2                 Consent of Dufford & Brown, P.C. (included in Exhibit 5).

ITEM 9. Undertakings.

The undersigned registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that:

A.     Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.     Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, and State of Colorado, on the 30th day of November, 2006.

GOLD RESOURCE CORPORATION (Registrant)

By:	/s/ William W. Reid
William W. Reid President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates stated.

/s/ William W. Reid
Date: November 30, 2006 William W. Reid Title: President, Chief Executive Officer and Chairman of the Board of Directors

/s/ David C. Reid
Date: November 30, 2006 David C. Reid Title: Vice President and Member of the Board of Directors

/s/ Frank L. Jennings
Date: November 30, 2006 Frank L. Jennings Title: Principal Financial Officer

/s/ Bill M. Conrad
Date: November 30, 2006 Bill M. Conrad Title: Member of the Board of Directors

EXHIBIT INDEX

Item Number	Description of Exhibits

5.	Opinion of Dufford & Brown, P.C.

23.1	Consent of Stark Winter Schenkein & Co., LLP.

23.2	Consent of Dufford & Brown, P.C. (included in Exhibit 5).